UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Amendment No.     )

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HOMETOWN BANKSHARES CORPORATION

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HOMETOWN BANKSHARES CORPORATION

202 S. Jefferson Street, P. O. Box 271

Roanoke, Virginia 24002

April 20, 2010

Dear Stockholder:

You are cordially invited to attend the first Annual Meeting of Stockholders of HomeTown Bankshares Corporation on Tuesday, May 18, 2010, at 2:00 p.m. The Annual Meeting will be held in the Mill Mountain Theatre, Center in the Square, 1 Market Square, S.E., Roanoke, Virginia. Light refreshments will be served following the meeting.

The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the meeting, including election of directors and a report on the operations of your Company.

Whether or not you will be attending, please sign and date the enclosed proxy and mail it in the postage-paid envelope provided at your earliest convenience.

Enclosed with the proxy materials is the 2009 Annual Report of HomeTown Bankshares Corporation.

Many stockholders have not yet converted their HomeTown Bank stock certificates to HomeTown Bankshares Corporation certificates. We urge you to do so promptly so our records will be complete for purposes of future communications and future dividend payments. If you have misplaced your Letter of Transmittal or need assistance, please call Linda Caskie at (540) 278-1700.

On behalf of the Board of Directors and Management, we appreciate your continued support and look forward to seeing you at the Annual Meeting.

Sincerely yours,

/s/ William R. Rakes
William R. Rakes Chairman of the Board

/s/ Susan K. Still
Susan K. Still President and CEO

NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of HomeTown Bankshares Corporation:

NOTICE is hereby given that the 2010 Annual Meeting of Stockholders of HomeTown Bankshares Corporation will be held in the Mill Mountain Theatre of Center in the Square, 1 Market Square, S.E., Roanoke, Virginia, on May 18, 2010, at 2:00 p.m. for the following purposes:

(1)	The election of eight directors, placed in three classes, for terms of one, two and three years as provided by the Articles of Incorporation;

(2)	The approval of executive compensation in an advisory, non-binding vote;

(3)	The ratification of the appointment of Yount, Hyde & Barbour, P.C. as the Company’s independent auditors for 2010; and

(4)	The transaction of such other business as may properly come before the meeting.

Only stockholders of record at the close of business on April 2, 2010, are entitled to notice of and to vote at the meeting, or any adjournments thereof.

Your attention is directed to the Proxy Statement accompanying this Notice for a more complete statement regarding matters proposed to be acted on at the Annual Meeting.

To ensure that your shares are represented at the meeting, please fill in, date, sign, and mail promptly the enclosed proxy, for which a postage-paid, return envelope is provided. Your proxy is revocable by you at any time prior to its exercise.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ William C. Moses
William C. Moses
Corporate Secretary

Roanoke, Virginia

April 20, 2010

HOMETOWN BANKSHARES CORPORATION

202 S. Jefferson Street, P. O. Box 271

Roanoke, Virginia 24002

PROXY STATEMENT

FOR 2010 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD

Tuesday, May 18, 2010

The Board of Directors of HomeTown Bankshares Corporation (the “Company”) solicits the enclosed proxy to be used at the 2010 Annual Meeting of Stockholders to be held in the Mill Mountain Theatre of Center in the Square, 1 Market Square, S.E., Roanoke, Virginia, on Tuesday, May 18, 2010, at 2:00 p.m., and at any adjournment thereof.

The cost of solicitation of proxies will be borne by the Company. Solicitations will be made only by mail, except that, if necessary, officers, directors and regular employees of the Company or its subsidiary Bank, HomeTown Bank (the “Bank”), may make solicitations of proxies by telegram, telephone or personal calls. Brokerage houses and other nominees may request that copies of the proxy soliciting material be furnished to them for mailing to the beneficial owners of the stock held of record by such brokerage houses and nominees. The Company may reimburse them for their reasonable expenses in this connection.

All properly executed proxies delivered pursuant to this solicitation will be voted at the meeting in accordance with the instructions therein contained, if any. Any person signing and mailing the enclosed proxy may, nevertheless, revoke the proxy at any time prior to the actual voting thereof. Directors are elected by a plurality of votes properly cast, assuming a quorum is present. All other matters coming before the meeting will be approved if the votes favoring such matter exceed those opposing it.

An Annual Report to Stockholders, including the Company’s financial statements for the year ended December 31, 2009, accompanies this proxy statement. This proxy statement and the accompanying proxy are first being sent or delivered to stockholders of the Bank on or about April 20, 2010.

As of April 2, 2010, the Company had outstanding 2,944,888 shares of its common stock, each of which is entitled to one vote at the Annual Meeting. Only common stockholders of record at the close of business on April 2, 2010, will be entitled to vote at the meeting, or any adjournment thereof.

COMMON STOCK OWNERSHIP

No person (including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) beneficially owned more than five percent of the outstanding shares of common stock of the Bank as of April 2, 2010.

The chart, which follows, shows the common stock ownership of the Board of Directors and of the Board and Executive Officers as a group.

Name	Shares Owned[1]		Shares Acquirable Within 60 Days[2]	Percent of Class
George B. Cartledge, Jr.	30,000	[3]	20,000	1.70
Warner Dalhouse	12,500		20,000	1.10
Victor F. Foti	10,000		20,000	1.02
Daniel D. Hamrick	8,000		—	0.27
Edward G. Murphy, M.D.	19,400	[4]	20,000	1.34
William R. Rakes	50,340	[5]	20,000	2.39
Susan K. Still	2,820		30,000	1.11
James M. Turner, Jr.	10,500	[6]	20,000	1.19

Named Executive Officers Who Are Not Directors
Charles W. Maness, Jr.	1,308		30,000	1.06
William C. Moses	1,360		30,000	1.07
All directors and named executive officers as a group	145,728		210,000	12.10

[1]	Includes shares which may be deemed beneficially owned by virtue of family relationships, joint ownership, voting power or investment power.
[2]

Each non-employee founding director was awarded non-qualified options to purchase 20,000 shares at an exercise price of $10 per share in accordance with the 2005 Stock Option Plan. The Named Executive Officers were awarded qualified options to purchase 30,000 shares at an exercise price of $10 per share. The options were vested and exercisable as of the end of 2006.

[3]	Includes 5,000 shares held by spouse and 10,000 shares held by Grand Home Furnishings.
[4]	Includes 10,000 shares held jointly with spouse and 4,400 shares as custodian for his children.
[5]	Includes 5,000 shares held by spouse and 12,900 shares by his retirement plan.
[6]	Includes 5,000 shares held in trust for his children and 500 shares held by spouse.

ITEM I:	ELECTION OF DIRECTORS

The Company’s Articles of Incorporation provide that the directors will be divided into three classes, I, II and III, with each class as nearly equal in number as possible and the term of office of each class to end in successive years. The Company’s Bylaws provide that the Board of Directors shall consist of a minimum of five and a maximum of fifteen individuals. For purposes of electing directors at this

Annual Meeting, the number of directors has been set at eight. Three will be placed in Class I with a term expiring at the 2011 annual meeting, three will be placed in Class II with a term expiring at the 2012 annual meeting and two will be placed in Class III with a term expiring at the 2013 annual meeting.

Each of the nominees currently serves as a director of the Company and of its subsidiary, HomeTown Bank. In the event a nominee becomes unavailable for election, any proxy voted in his or her favor will be voted for a substitute nominee. However, the Board of Directors does not anticipate that any nominee will be unavailable for election, and each has consented to be named and to serve if elected. Each director and nominee, except for Mrs. Still, has been determined to be independent by the Board of Directors, using the definition for independence of directors provided by the NASDAQ Stock Market, a national securities exchange on which the Company’s common stock is not yet listed but is expected to be listed in the future.

Nominees

Class I Directors

(Serving until the 2011 Annual Meeting)

George B. Cartledge, Jr., 68, has been a director of the Company since its formation in December 2008, and a director of HomeTown Bank since its formation in November 2004. He is a graduate of Hampden Sydney College and is a Trustee Emeritus of his alma mater. He is Chairman and CEO of Grand Home Furnishings, one of the largest furniture chains in the Southern United States based on the volume of furniture sold. Mr. Cartledge previously served on the board of First Federal Savings and Loan and Dominion Bank. He serves on a number of civic and not-for-profit boards. His competence and experience qualify him to serve on the Board.

Warner Dalhouse, 75, has been a director of the Company since its formation in December 2008, and a director of HomeTown Bank since its formation in November 2004. He is a graduate of the University of Virginia and has served on its Board of Visitors. He is also a graduate of the Stonier School of Banking of Rutgers University. Mr. Dalhouse is the retired Chairman and CEO of Dominion Bankshares Corporation and former Chairman and CEO of First Union National Bank of Virginia. He served as the first Chairman of the Board of HomeTown Bank. Mr. Dalhouse serves on the Board of Directors of Luna Innovations, Inc., as well as a number of civic and not-for-profit organizations. His competence and experience qualify him to serve on the Board.

Victor F. Foti, 74, has been a director of the Company since its formation in December 2008, and a director of HomeTown Bank since its formation in November 2004. He is a graduate of Concord College and is a certified public accountant. He is a retired owner of Foti, Flynn, Lowen & Co., CPA’s, and has served as President of the Virginia Society of Certified Public Accountants. He served as President, CEO and director of Western Sizzlin Corporation for seven years, ending in 2002. He is currently engaged as an owner and manager in several real estate development ventures. His competence and experience qualify him to serve on the Board.

Class II Directors

(Serving until the 2012 Annual Meeting)

Daniel D. Hamrick, 63, has been a director of the Company since its formation in December 2008, and a director of HomeTown Bank since May 2008. He is engaged in the private practice of law in Christiansburg, Virginia. He graduated from Virginia Tech with a degree in accounting after which he earned the Certified Public Accountant designation and practiced for three and a half years. He graduated from the University of Richmond School of Law. Prior to completing college, he served in the United States Army as a helicopter pilot in Vietnam and among other commendations, was awarded the Purple Heart. Mr. Hamrick served on the Board of Directors of FNB Corporation and First National Bank of Christiansburg before they were merged into Virginia Financial Corporation, which changed its name to StellarOne in early 2008. Mr. Hamrick’s competence and experience qualify him to serve on the Board.

Edward G. Murphy, M.D., 54, has been a director of the Company since its formation in December 2008, and a director of HomeTown Bank since its formation in November 2004. Dr. Murphy is President and CEO of Carilion Clinic and Professor of Medicine at the newly organized Virginia Tech Carilion School of Medicine. Carilion is anchored by a 600 physician multi-specialty group practice, includes eight hospitals and has approximately 13,000 employees. Dr. Murphy’s undergraduate studies were at the University of Albany and he obtained his medical degree from Harvard Medical School. He serves on the Boards of Directors of Luna Innovations, Inc. and Healthcare Professionals Insurance Company & Trust, and a number of civic and not-for-profit boards. Dr. Murphy’s competence and experience qualify him to serve on the Board.

William R. Rakes, 71, has been a director of the Company since its formation in December 2008, and a director of HomeTown Bank since its formation in November 2004. He serves as Chairman of the Boards of the Company and the Bank. Mr. Rakes is a partner in the law firm of Gentry Locke Rakes & Moore in Roanoke, Virginia, where he served as managing partner for almost 20 years. He has represented banks and bank holding companies for more than 35 years and has served on the Board of Directors of Colonial American Bankshares Corporation. He received his undergraduate and law degrees from the University of Virginia. Mr. Rakes has served as President of the Virginia State Bar and on the Board of Governors of the American Bar Association. He has also served on the boards and as President of civic and not-for-profit organizations. His competence and experience qualify him to serve on the Board.

Class III Directors

(Serving until the 2013 Annual Meeting)

Susan K. Still, 56, has been a director of the Company since its formation in December 2008 when she was named President and CEO. In May 2008, she was named President, CEO and a director of HomeTown Bank. She was employed by HomeTown Bank as its Chief Lending Officer before the Bank opened for business in 2005. Prior to joining HomeTown Bank, she was a commercial lender for SunTrust Bank and before that, for Dominion Bank (later Wachovia). She has more than 30 years of banking experience in the Bank’s market area. Mrs. Still is a graduate of Virginia Tech and the University of Virginia School of Bank Management. She serves on a number of community boards. She also serves on the Board of Directors of the Virginia Association of Community Banks. Her experience in banking in the Bank’s market area and her competence at her job qualify her for service on the Board.

James M. Turner, Jr., 65, has been a director of the Company since its formation in December 2008, and a director of HomeTown Bank since its formation in November 2004. Mr. Turner is Chairman and CEO of J.M. Turner & Co., Inc., a construction firm based in Roanoke, Virginia. He received his undergraduate and law degrees from Washington and Lee University. Mr. Turner practiced law for four years before he joined the company founded by his father. He has been very active in community and civic affairs, including serving as Chairman of the Roanoke City School Board and the boards of several other community entities. His competence and experience qualify him to serve on the Board.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF

THE NOMINEES FOR ELECTION.

DIRECTORS MEETINGS, COMMITTEES AND FEES, LEADERSHIP STRUCTURE,

OVERSIGHT OF RISK AND COMMUNICATIONS WITH DIRECTORS

Directors of the Company and the Bank currently receive no fees or other compensation for board meetings, and no fees or other compensation for attending committee meetings.

The Board of Directors of the Company held four meetings during fiscal year 2009.

The Board of Directors of the Bank held 12 meetings during fiscal year 2009. All incumbent directors attended at least 75 percent of the aggregate number of meetings held by the Board and meetings of committees on which they served.

Board Leadership Structure

HomeTown Bankshares Corporation and HomeTown Bank have each adopted a policy that the Chairman of the Board and the President and Chief Executive Officer will not be held by the same person. The Boards believe there is an inherent conflict in having both positions occupied by one individual. The principal role of the President and Chief Executive Officer is to manage the business of the Company in a safe, sound and profitable manner. The role of the Board, including its Chairman, is to provide independent oversight of the President and Chief Executive Officer and to oversee the business and affairs of the Company for the benefit of its shareholders, and to balance the interests of HomeTown Bankshares Corporation’s diverse constituencies, including shareholders, customers, employees, and communities.

Boards’ Role in Risk Oversight

To fulfill their responsibility to oversee the Company’s risk management process, the full Board of Directors of the Company and the full Board of Directors of the Bank receive regular reports from management on the status of credit risk, liquidity risk and operational risk. The Company’s Treasurer also serves as Chief Financial Officer and Risk Manager of the Bank. He attends all Board meetings of the Company and the Bank and those committee meetings involving risk management. He reports to the Boards and answers questions relating to risk management. In addition to the regular reports received by the entire Board of Directors of the Company and the Bank, the Audit Committee and the Asset/Liability (ALCO) Committee, the compliance officer, the internal auditors and the independent corporate auditors report to the Board through the appropriate committees or directly.

Audit Committee Matters

The Board of Directors of the Company has appointed an Audit Committee consisting of the following nonemployee directors: Messrs. Foti (Chairman), Murphy and Turner. The Bank’s Audit Committee consists of Mr. Foti, David D. Willis, Clifton A. Woodrum, III and Ms. Shirley Martin. Mr. Foti is Chairman of both Audit Committees and the Committees meet jointly. The Audit Committees, which met six times during 2009, are responsible for reviewing the financial records and reports of the Company and the Bank.

The Audit Committees are responsible for providing independent, objective oversight of the Company’s and the Bank’s accounting functions and internal controls. The Audit Committees are composed entirely of directors who are independent as defined by Rule 5605(a)(2) of the NASDAQ Stock Market Listing Rules (the “NASDAQ Rule”). They act under a written Charter adopted and approved by the Board of Directors. A copy of the Charter was published in the Proxy Statement for the 2006 Annual Meeting of Stockholders. A copy may be obtained, without charge, upon request from the Corporate Secretary.

The responsibilities of the Audit Committees include appointing, compensating and overseeing the firm to be engaged as the Bank’s independent accountants. Additionally, and as appropriate, the Audit Committees review and evaluate, and discuss and consult with management, internal audit personnel and the independent accountants regarding, the following:

•	the plan for, and independent accountants’ report on, each audit of the Company’s financial statements

•	the financial disclosure documents, including all financial statements and reports filed with the Securities and Exchange Commission, or sent to stockholders

•	changes in accounting practices, principles, controls or methodologies, or in financial statements

•	significant developments in accounting rules

•	the adequacy of internal accounting controls, and accounting, financial and auditing personnel

•	the establishment and maintenance of an environment at the Company and at the Bank that promotes ethical behavior.

The Audit Committees are responsible for recommending to the Board that the consolidated financial statements be included in the Company’s annual report. The Committees took a number of steps in making this recommendation for 2009. First, the Committees discussed with the Company’s independent public accountants those matters the accountant communicated to and discussed with the Audit Committees under applicable auditing standards as required by Independent Standards Board Standard No. 1, including information regarding the scope and results of the audit. These communications and discussions are intended to assist the Audit Committees in overseeing the financial reporting and disclosure process. Second, the Audit Committees discussed the accountant’s independence and received a letter from the accountant concerning independence as required under applicable independence standards for auditors of public companies. This discussion and disclosure informed the Audit Committees of the accountant’s independence, and assisted the Audit Committees in evaluating such independence. Finally, the Audit Committees reviewed and discussed, with the Company’s and the Bank’s management and the accounting firm, the Company’s audited balance sheets and statements of income, cash flows and stockholders’ equity for the year then ended December 31, 2009. Based on discussions with the accountants concerning the audit, the independence discussions, and the financial statement review, and such other matters deemed relevant and appropriate by the Audit Committees, the Audit Committees recommended to the Boards that these financial statements be included in the Company’s 2009 Annual Report on Form 10-K.

A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2009, AND RELATED SCHEDULES THERETO SHALL BE PROVIDED BY THE COMPANY WITHOUT CHARGE TO EACH SHAREHOLDER UPON HIS WRITTEN REQUEST TO WILLIAM C. MOSES, CORPORATE SECRETARY, 202 SOUTH JEFFERSON STREET, ROANOKE, VIRGINIA 24011.

Corporate Governance Matters

The Board of Directors of the Company has appointed a Corporate Governance Committee (the “Committee”) consisting of the following non-employee directors: Messrs. Cartledge, Dalhouse (Chairman), Hamrick, Murphy, and Rakes. The Bank also has a Corporate Governance Committee consisting of the same members and a member of the Bank Board who is not a member of the Company’s Board. The Committees meet together and act under a written Charter adopted and approved by the Boards of Directors. A copy may be obtained, free of charge, upon request from the Corporate Secretary.

The responsibilities of the Committees, which met three times during 2009, include (a) serving as the nominations committee of the Board; (b) serving as the compensation committee of the Board; and (c) performing such other duties and responsibilities relating to governance of the Company and the Bank as are described in the Charter or as are assigned to it by the Board.

Currently, the Company and the Bank do not consider candidates for election to the Boards of Directors recommended by stockholders. This policy is based, among other things, on the fact that the Bank has been an operating entity for less than five years. The Company and the Bank believe it to be beneficial for the Boards of Directors to be comprised of individuals with the types of expertise and scope currently represented on the Boards. The Committees and the Boards believe they are best positioned to identify such individuals who should continue to serve or who may be appropriate to add to the Boards when there are expired or otherwise vacant seats. The Committees consider share ownership, business experience and expertise, character, particular goals and needs of the Bank for additional competencies or characteristics, educational background, and board experience in evaluating potential nominees. Diversity is also an important consideration. The Company and the Bank believe that diversity includes such items as differences of viewpoint, professional experience, education, skill and other individual characteristics that contribute to the Boards’ commonality as well as race, gender and national origin.

Code of Ethics

The Company has adopted a Code of Ethics for Directors and Executive Officers. The Code is intended to comply with Section 406 of the Sarbanes-Oxley Act of 2002, and to serve as the code of conduct for directors required by the listing requirements of The NASDAQ Stock Exchange. Any stockholder may receive a copy of the Code of Ethics by writing to the Corporate Secretary.

Complaint and Reporting Procedures

The Bank has adopted “whistleblower” procedures for the receipt, retention and treatment of reports or complaints to the Audit Committee regarding accounting, auditing, legal and regulatory matters. The procedures also make provision for the confidential, anonymous submission of complaints, reports or concerns regarding accounting or compliance matters. The procedures incorporate the Bank’s policy that it will not discriminate against or take any negative action with respect to any employee with respect to the good faith reporting of complaints, reports or concerns, or otherwise as specified in Section 806 of the Sarbanes-Oxley Act of 2002.

Director Independence

The Board of Directors has determined that all of its members are “independent” directors under the NASDAQ Rule, except for Ms. Still who is an officer and full-time employee of the Bank.

Audit Committee Financial Expert

The Sarbanes-Oxley Act of 2002 and SEC rules require public companies to disclose whether they have at least one “audit committee financial expert” serving on their audit committee. The Company’s and the Bank’s Boards of Directors have determined that Victor F. Foti, the Chairman of both Audit Committees, is “independent” under the standards of the SEC and the applicable rules of the NASDAQ, and that he qualifies as an audit committee financial expert.

Communications From Stockholders

The Board of Directors has adopted a policy with respect to stockholder communications. Stockholders are encouraged to communicate with the Board of Directors, or with individual directors, regarding their concerns, complaints, and other matters pertinent to the Bank’s business. Stockholders should send their communication in writing to the Corporate Secretary, indicating whether it is intended for the Board as a whole, for the Chairman of a committee, or for one or more individual members of the Board. Communications will be reviewed by the Corporate Secretary and forwarded to the directors for whom it appears to be intended. Communications that are directed to the Board or individual directors which involve specific complaints from a customer of the Bank relating to the customer’s deposit, loan or other financial relationship, will be forwarded to the head of the department of the Bank that is most closely related to the subject of the communication, with a copy to the Chairman of the Audit Committee.

Director Attendance at Annual Meetings

Attendance by directors at annual meetings of the Company’s stockholders benefits the Company by giving directors an opportunity to meet, talk with and hear the concerns of stockholders who attend those meetings, and by giving those stockholders access to the Bank’s directors that they may not have at any other time during the year. The Board of Directors recognizes that it will not always be possible for every director to be in attendance at annual meetings. However, it is the policy of the Board of Directors that directors of the Company and the Bank are strongly encouraged to attend each annual meeting of stockholders.

Section 16(a) Beneficial Ownership Reporting Compliance

Based upon a review of beneficial ownership reporting Forms 3 and 4 furnished to the Company under Rule 16a-3(e) of the SEC, we believe that all reports of initial and subsequent changes in beneficial ownership of the Bank’s stock as required pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, were filed with the Securities and Exchange Commission on a timely basis during 2009 by all persons who were directors or executive officers of the Bank at any time during the year.

EXECUTIVE COMPENSATION

American Recovery and Reinvestment Act of 2009 Affect on Compensation Issues

The Company elected to participate in the United States Department of the Treasury’s Capital Purchase Program (CCP) sometimes referred to as TARP. In September 2009, HomeTown Bankshares Corporation issued to the Treasury preferred stock and warrants preferred in exchange for $10 million. In connection with the closing under the Treasury CCP Program, each Named Executive Officer signed a waiver of acknowledgement that the TARP Treasury regulations provide certain restrictions on executive compensation, bonuses, incentive and other benefit plans. These restrictions significantly modify the provisions of employment agreements and plans described below during the time HomeTown Bankshares Corporation has outstanding to the Treasury any preferred shares or warrants preferred. The following summary describes employment agreements prior to modification according to the Treasury restrictions.

The principal restriction relating to the Company’s Named Executive Officers are: 1) a prohibition from paying or accruing any bonuses to the most highly compensated employee, our CEO, except for an award of restricted stock of not more than one-third of annual compensation; 2) severance payments upon termination of employment or change in control are prohibited; and 3) any bonus payments are subject to a “clawback” if such bonus payment was based on materially inaccurate financial statements or other performance criteria.

The Executive Officers of the Company are employed by the Bank and their terms of employment and compensation are established by the Bank.

The Corporate Governance Committee serves as the Board’s Compensation Committee and makes recommendations to the Board with respect to compensation of the Executive Officers. The Committee may not delegate its authority. The Committee is responsible to the Board for establishment and oversight of the Bank’s compensation program for officers, including Named Executive Officers. All members of the Committee are “independent” under the current rules of the SEC and the NASDAQ. Neither the Committee, the Board nor Management has engaged a compensation consultant.

Objectives of the Bank’s Compensation Programs

The primary objective of the Bank’s compensation programs is to provide competitive compensation to attract, retain and motivate qualified employees who will contribute to the long-term success of the Bank. In furtherance of this objective, the Bank regularly evaluates the compensation provided to its executive officers to endeavor to ensure that it remains competitive in relation to the compensation paid to similarly situated executive officers at other financial institutions of comparable size and performance. In addition, the Bank endeavors to ensure that the compensation provided to its executive officers is internally equitable based upon the skill requirements and responsibilities associated with each executive position.

What the Bank’s Compensation Programs are Designed to Reward

The Bank’s compensation programs are designed to reward each executive officer’s job performance and contributions to the Bank. These factors are generally determined in the subjective judgment of the Committee for each of the named executive officers. With the benefit of performance reviews and salary recommendations by the Chief Executive Officer, the Committee also recommends the compensation for the other executive officers to the Board of Directors.

In making compensation decisions, the Committee places significant emphasis on the Bank’s performance as compared to its business plan and as compared to peer financial institutions.

How Executive Compensation is Determined

The Bank’s compensation program for its executive officers is generally administered by or under the direction and supervision of the Committee. The Committee is responsible for reviewing and recommending to the independent members of the Board of Directors for approval the salary, bonuses, and all other compensation and benefits to be provided to the Bank’s executive officers.

The Bank’s Committee annually reviews the compensation and performance of each executive officer. The Committee then makes recommended compensation adjustments or makes modifications in its discretion. The Committee then makes its final recommendations to the independent members of the Board of Directors for approval.

In setting salaries for the Bank’s executive officers and other employees, the Committee and Chief Executive Officer (except with respect to herself) establish an appropriate compensation range, primarily based on publicly available market data regarding compensation paid to similarly situated executive officers and employees at other companies. The Committee identifies the compensation range based on information compiled by the salary survey of the Virginia Bankers’ Association and publications of national consulting firms. These resources utilize market data from public information such as proxy statements. Compensation ranges are established and adjusted annually based in part on this information.

For each employee position or category within the Bank, the compensation level that is established is derived from comparable averages, medians, and percentile target ranges of similar sized financial companies in comparable markets. Although the Committee generally does not target a specific point within the compensation range for executive officer salaries, the Committee strives to ensure that its executive officer compensation remains competitive with the compensation provided by other financial institutions with which the Bank competes for executive talent.

Components of 2009 Executive Compensation

There are five general components to the annual compensation that the Bank provides to its executive officers: 1) base salary; 2) performance based incentive compensation; 3) participation in the 2005 Stock Option Plan (the “Plan”); 4) retirement, insurance, and health benefits; and 5) perquisites and other benefits.

Base Salary

Base salary represents the primary component of annual compensation paid to the Bank’s executive officers. When recommending an executive officer’s salary within the relevant compensation range, the Committee primarily considers the executive officer’s job performance and contribution to the objectives of the Bank. As discussed above, these factors are determined in the subjective judgment of the Committee for the Chief Executive Officer and with the benefit of performance reviews and salary recommendations by the Chief Executive Officer for other executive officers of the Bank. The Committee also considers local and national economic conditions as well as future business prospects of the Bank in setting base salary levels.

Performance Based Incentive Compensation

For the 2009 fiscal year, the Bank had an Incentive Compensation Plan for all employees, including the executive officers. Pursuant to this program, the employees of the Bank are eligible to receive a cash bonus. Payments to executive officers are based on goals established for the Bank in conjunction with the Bank’s budget. Net income, growth targets and bonus levels under the program are established at the start of each fiscal year through a collaborative effort involving management and the Committee, and are subject to final approval by the Board of Directors. Goals for non-executive officer employees are established relating to the employee’s particular position and role within the Bank.

Restricted Stock Plan

The Board of Directors adopted a Restricted Stock Plan in September 2009 whereby 120,000 shares of the Company’s authorized but unissued common stock was set aside to be granted by the Board of Directors in its discretion. The principal purpose of the Plan was to make shares available for issue to the executive officers of the Company and the Bank in payment of incentives earned under the Incentive Compensation Plan. Because the Company is a TARP participant, the Company’s most highly paid employee cannot be paid a cash bonus. However, the Treasury regulations permit payment of such a bonus in restricted stock. Even though the restriction would only apply to the CEO in the case of the Company and the Bank, each of the executive officers of the Company and the Bank have elected to take their bonuses in stock rather than cash.

The restrictions attached to stock issued under the Plan restrict transfer of the shares on a graduated scale during the time TARP funding is outstanding and provide for vesting over a five-year period.

Stock Options

The Bank believes that its long-term interests are advanced by aligning the interests of its executives and non-executives with the interests of our stockholders. Accordingly, in 2006, the Bank granted options to its executives and other employees pursuant to the Plan, which was approved by stockholders at the 2006 Annual Meeting. Options under the Plan for employees are intended to be qualified stock options granted at an exercise price equal to the then current-market price at the time the option is granted. The options have been awarded with vesting periods ranging from immediate vesting to three years. With certain exceptions, these options expire at the end of ten years from the date of grant. Approximately 50,000 shares remain under the Plan that are available for grant. In light of accounting changes regarding the expensing of options, the Bank is reevaluating whether stock options are the most cost effective way of providing incentive compensation to its employees. The Bank currently has no plans to request that the stockholders approve either a) an amendment to the Plan to increase the number of authorized shares; or b) to approve a new stock option plan.

Option grants are generally recommended by the Chief Executive Officer of the Bank (except with respect to herself). The Committee then evaluates potential grant recipients on a number of objective and subjective factors. Option grants are approved by the Committee and Board of Directors, which administers the Plan. The Board awards grants based on a number of criteria, including the relative rank of the employee within the Bank and his or her specific contributions or potential contributions to the success of the Bank based on subjective criteria.

Retirement and Death Benefits

All full-time employees, including the executive officers of the Bank, are eligible to participate in the Bank’s 401(k) Profit Sharing Plan. For each executive officer or other employee who participates in the 401(k) Profit Sharing Plan, the Bank matches 100% of contributions up to 3% and 50% for the next 3% of the participant’s annual compensation.

Group term life insurance is provided in an amount equal to two times annual salary.

Perquisites and Other Benefits

The Bank provides its executive officers with certain perquisites and other benefits that the Committee believes are reasonable to enable the Bank to attract and retain qualified executive officers and to promote business development activities by the executive officers in the communities served by the Bank. The Committee believes that these perquisites and other benefits are reasonable in amount and consistent with those provided by similarly situated financial institutions in the Bank’s market area.

The executive officers of the Bank are also eligible to participate in all of the employee benefit plans, such as medical, dental, group term life insurance, and disability insurance, which are generally available to all employees of the Bank on a non-discriminatory basis.

Employment Agreements

Susan K. Still. Ms. Still is employed as President and Chief Executive Officer of the Company and the Bank pursuant to an Employment Agreement effective as of March 1, 2006. Under the agreement, as amended effective May 22, 2008, she has the duties and responsibilities generally performed by the President and Chief Executive Officer of a community, commercial bank. The agreement has a three-year term with an automatic extension each year of one additional year unless either party gives notice at least 90 days prior to the date of extension that the Employment Agreement shall not be extended. The Employment Agreement provides for a base salary level that may be increased (but not decreased) by the Board pursuant to an annual evaluation, as well as group benefits to the extent provided to other executive officers.

In addition to the base salary, Ms. Still’s employment agreement provides for, among other things, participation in stock option plans and other employee benefits applicable to executive management. Under the terms of the Employment Agreement, if the Bank terminates her employment for “cause,” as defined the Employment Agreement, or if she terminates her employment for any reason, or if her employment is terminated on account of her death, Ms. Still will be paid her full base salary through the date of termination at the rate in effect at the time of notice of termination from the Bank. Upon the termination of Ms. Still’s employment by the Bank “without cause,” as defined in the Employment Agreement, Ms. Still will receive a lump sum payment equal to (a) the total base salary that she would have earned had she continued in the Bank’s employ through the remaining term of employment, without reference to her termination, such base salary to be at the rate in effect, without reference to her termination, at the time a notice of termination is given by the Bank, and (b) the present value of the Bank’s cost of all welfare, pension and other benefits then being provided to her calculated as if the she had continued in the Bank’s employ through the remaining term of employment as then in effect with the same benefits at the same cost to the Bank. In the event of any termination of Ms. Still’s employment for any other reason, she shall be entitled to no compensation or other benefits whatsoever beyond the date of termination except such benefits as may be required by COBRA or other applicable law.

The Employment Agreement also contains change-in-control provisions entitling Ms. Still to certain benefits in the event her employment is terminated by either employer or employee within six months of a change-in-control as defined in the Employment Agreement. If a change-in-control followed by such termination occurs, Ms. Still will receive at her option, either a lump sum payment equal to her then annual base salary, reduced to present value, or monthly payments for a period of thirty-six months less one day. During such period, she will continue to be provided insurance benefits (medical, accident and life) on the terms and at levels substantially the same as those existing on the day prior to the date of termination.

The Employment Agreement sets forth certain confidentiality provisions as well as a covenant not to compete. If Ms. Still’s employment is terminated without cause and she is paid the benefits to which she is entitled under the Employment Agreement or it is terminated for cause, or she resigns his position with the Bank, Ms. Still agrees that for a period of two years from the date his employment is terminated, she will not, without the prior express written consent of the Chairman of the Board of Directors, become affiliated within a 40-mile radius of the main office of the Bank as an officer, employee, agent, partner, director, consultant or substantial stockholder (more than 5%) of any entity engaged in the commercial or retail banking, lending or leasing business, or become involved in the process of formation of any entity to engage in the banking business.

William C. Moses and Charles W. Maness, Jr. Mr. Moses, Executive Vice President and Chief Credit Officer, and Mr. Maness, Executive Vice President and Chief Financial Officer, are each employed by the Bank pursuant to Employment Agreements effective as of March 1, 2006 for Mr. Moses, and May 1, 2006 for Mr. Maness. Each of the Employment Agreements for the named Executive Vice Presidents is substantially identical to the agreement between the Bank and the President and Chief Executive Officer, including the termination for “cause” or “without cause” and the change-in-control provisions, which entitle Mr. Moses and Mr. Maness to certain benefits in the event their employment is terminated by either employer or employee for “cause” or “without cause” or within six months of a change-in-control as defined in the Employment Agreement. If a change-in-control followed by such termination occurs, Mr. Moses and Mr. Maness will receive at their option, either a lump sum payment equal to their then annual base salary, reduced to present value, or monthly payments for a period of thirty-six months less one day. During such period, each will continue to be provided insurance benefits (medical, accident and life) on the terms and at levels substantially the same as those existing on the day prior to the date of termination.

As indicated previously, the Employment Agreements described hereinabove have been significantly modified by the execution of waivers by Ms. Still, Mr. Moses and Mr. Maness in order to comply with the requirements of the Treasury’s Capital Purchase Program.

Ms. Still, Mr. Moses, and Mr. Maness are sometimes referred to herein as the “Named Executive Officers.”

Summary Compensation Table

The following table shows the compensation paid by the Bank for the years ended December 31, 2009, 2008 and 2007 to the Named Executive Officers of the Bank who served in such capacities as of December 31, 2009 for services rendered to the Bank during the year ended December 31, 2009.

Name and Principal Position	Year	Salary	Bonus	Non-Equity Incentive Plan Compensation	Stock Awards (1)	All Other Compensation (2)	Total
Susan K. Still	2009	180,104	—	—	15,750	8,419	204,273
President	2008	164,831	—	18,928	—	7,567	191,326
Chief Executive Officer	2007	147,919	—	16,800	—	6,988	171,707
William C. Moses	2009	121,593	—	—	9,734	11,629	142,956
Executive Vice President	2008	107,467	—	12,938	—	10,181	130,586
Chief Credit Officer	2007	104,506	—	11,483	—	10,099	126,088
Charles W. Maness, Jr.	2009	120,912	—	—	9,360	11,454	141,726
Executive Vice President	2008	102,267	—	11,644	—	10,677	124,588
Chief Financial Officer	2007	93,000	—	10,335	—	10,053	113,388

(1)	“Stock Awards” consists of the grant date fair value of stock awarded in 2010 under the company’s restricted stock plan.
(2)	“All Other Compensation” consists of matching contributions made under the Bank’s 401K plan, life, health, and long-term disability insurance premiums and club dues.

Stock Option Grants During Year Ended December 31, 2009

and Outstanding Equity Awards at Fiscal Year End

No stock option grants were made to any named executive officer during 2009.

The following table shows for each of the named executive officers (1) the number of stock options that are outstanding, (2) the number and percentage of options granted to the named executive officers individually and as a group, (3) the total number and percentage of options granted to all employees as a group, (4) the exercise price, and (5) the expiration date.

Name	Number of Securities Underlying Options Granted (#)	Percent of Total Options Granted to Employees in Fiscal Year[1]	Exercise or Base Price ($/SH)[2]	Expiration Date
Susan K. Still	30,000	15.00%	$10.00	4/19/2016
William C. Moses	30,000	15.00%	$10.00	4/19/2016
Charles W. Maness, Jr.	30,000	15.00%	$10.00	4/30/2016

Named Executive Officers As a group	90,000	45.00%
All employees, as a group	206,000	100.00%

[1]

Options to purchase a total of 200,000 shares of Common Stock were granted to employees during the year ended December 31, 2006, 6,000 options were granted to non-executive employees in 2007, and 16,000 options were granted to non-Named Executive Officer employees in 2008.

[2]	Stock options were awarded at the fair market value of the shares of Common Stock at the date of award.

The options awarded to the Named Executive Officers were vested and exercisable as of December 31, 2006. No stock options have been exercised by any of the Named Executive Officers.

ITEM II:	NON-BINDING VOTE ON EXECUTIVE COMPENSATION

The American Recovery and Reinvestment Act of 2009 (the “ARRA”) includes a provision requiring Capital Purchase Program participants like HomeTown Bankshares Corporation, during the period in which any obligation arising from assistance provided under the CPP remains outstanding, to permit a separate and non-binding shareholder vote to the compensation of executives as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission. Such a proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to endorse or not endorse the Company’s executive pay program. Accordingly, shareholders of HomeTown Bankshares Corporation are being asked to approve the following resolution:

“RESOLVED, that the shareholders approve the compensation of executive officers as disclosed in this proxy statement pursuant to the rules of the Securities and Exchange Commission.”

Non-binding approval of the Company’s executive compensation program would require that a majority of the shares present or represented at the annual meeting vote in favor of the proposal. Abstentions and broker non-votes will not be counted as votes cast and therefore will not affect the determination as to whether the Company’s executive compensation program as disclosed in this proxy statement is approved.

Because your vote is advisory, it will not be binding upon the Board of Directors, overrule any decision made by the Board of Directors or create or imply any additional fiduciary duty by the Board of Directors. The Corporate Governance Committee may, however, take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS

VOTE FOR APPROVAL OF ITEM II – NON-BINDING VOTE ON EXECUTIVE COMPENSATION.

ITEM III:	RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has selected Yount, Hyde & Barbour, P.C. (YHB), an independent public accounting firm, to perform the audit of the Company’s financial statements and its internal controls over financial reporting for 2010. YHB has acted as HomeTown Banks’ independent accounting firm since the Bank opened for business in 2005.

The selection of YHB as the Company’s independent auditors is not required to be submitted to a vote of the stockholders for ratification but the Company is doing so as a matter of good corporate practice. If the stockholders fail to vote on an advisory basis in favor of the selection of YHB, the Audit Committee will reconsider its decision and may retain that firm or another firm without re-submitting the matter to the stockholders. Even if the stockholders ratify the appointment, the Audit Committee may, in its discretion, direct the appointment of a different public accounting firm at any time during the year if it determines that a change would be in the Company’s best interests.

A representative of YHB is expected to be at the Annual Meeting of Stockholders and will be afforded the opportunity to make a statement and respond to appropriate questions.

Fees Paid to Independent Registered Public Accounting Firm for 2009 and 2008 Fiscal Years

For the fiscal years ended December 31, 2009 and 2008, YHB audited the financial statements included in the Annual Report on Form 10-KSB or Form 10-K; reviewed the quarterly reports on Form 10-QSB or Form 10-Q; and provided certain tax compliance services.

The following table presents the aggregate fees paid or to be paid by the Company and the Bank for professional services rendered by YHB for the years 2009 and 2008:

	2009	2008
Audit Fees	$69,540	$54,200
Audit Related Fees	21,800	1,018
Tax Fees	6,000	5,000
Total	$97,340	$60,218

All Other Fees

Other than that set forth above, YHB did not bill the Company or the Bank for any other fees during either of the past two (2) years.

Audit Committee Pre-Approval Policies and Procedures

It is the policy of the Audit Committees that the independent auditor may provide only those services that have been pre-approved by the Audit Committees. Unless a type of service to be provided by the independent auditor has received general pre-approval, it requires specific pre-approval by the Audit Committees. The term of any general pre-approval is 12 months from the date of pre-approval, unless the Audit Committees or a related engagement letter specifically provides for a different period. The Audit Committees will annually review and pre-approve the services that may be provided by the independent auditor without obtaining specific pre-approval.

Requests or applications to provide services that require specific approval by the Audit Committees must be submitted to the Audit Committees by both the independent auditor and the Chief Financial Officer, and must include a joint statement as to whether, in their view, the request or application is consistent with the Securities and Exchange Commission’s rules on auditor independence.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR

THE RATIFICATION OF THE APPOINTMENT OF YOUNT, HYDE & BARBOUR, P.C. AS

THE INDEPENDENT AUDITORS FOR 2010.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

William R. Rakes, a Director and General Counsel of the Company and the Bank, and the law firm with which he is associated, Gentry Locke Rakes & Moore, LLP, provides legal services to the Bank. Mr. Rakes and his firm have been approved by the Board of Directors as legal counsel for the Company and the Bank and all statements for services rendered and expenses incurred are approved by the Executive Committee of the Bank or the Board of Directors of the Company, upon the recommendation of the Chief Executive Officer. Mr. Rakes does not participate in consideration of such statements by the Executive Committee.

The Bank’s officers, directors and other corporations, business entities and persons with which some of the Bank’s officers and directors are associated, have banking transactions with the Bank. All such transactions are made in the ordinary course of business on substantially the same terms, including interest rates and security for loans, as those prevailing at the time for comparable transactions with persons not related to the Bank and did not involve more than the normal risk of collectability or present other unfavorable features.

STOCKHOLDER PROPOSALS

Any proposal that a stockholder of the Company wishes to have presented at the Annual Meeting of Stockholders for 2011, must be received at the main office of the Company not later than December 31, 2010, for proposals that a stockholder wishes to have included in next year’s proxy statement and set forth in the form of proxy for the Company. If a proposal that a stockholder wishes to have included in next year’s proxy statement and set forth in the form of proxy is received by December 31, 2010 and is in compliance with all the requirements of Rule 14a-8 of the Securities and Exchange Commission and the bylaws of the Company, it will be included in the proxy statement and set forth in the form of proxy issued for the 2011 Annual Meeting of Stockholders of the Company. We urge you to send all proposals of this kind by certified mail, return receipt requested, to the attention of the Corporate Secretary, HomeTown Bankshares Corporation, 202 South Jefferson Street, Roanoke, Virginia 24011. Any other proposal for consideration by stockholders at the Company’s 2011 annual meeting must be delivered not earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. For more information about the information that must be included in your proposal, please refer to the bylaws of the Company.

OTHER MATTERS

As of the date of this proxy statement/prospectus, management is not aware of any business to come before the annual meeting other than the matters that are described in this proxy statement/prospectus. However, if any other matters properly come before the annual meeting, we intend that the proxies solicited by this proxy statement/prospectus will be voted on those other matters in accordance with the judgment of the persons voting the proxies.

THE ACCOMPANYING PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND COST OF SAME IS BORNE BY THE BANK. IT MAY BE REVOKED IN WRITING DIRECTED TO THE SECRETARY OF THE BOARD AT ANY TIME PRIOR TO ITS EXERCISE.

The proxy materials enclosed herein are available at www.hometownbankva.com.

Pursuant to Rule 14a-16 of the Securities Exchange Act of 1934, we have adopted the “full set delivery” option and, accordingly, the information required therein is incorporated into these proxy materials.

CONTACT HOMETOWN BANK

Please contact HomeTown Bankshares Corporation through the telephone number, E-mail or address below to make the following requests:

•	If you wish to receive additional copies of these reports;

•	If you need to change or correct your name, address or other information;

•	You have any questions regarding the receipt of Proxy Materials, voting or the Annual Meeting; and

•	If you need to obtain directions on how to attend the Annual Meeting and vote in person.

Internet	E-mail

www.hometownbankva.com	information@hometownbankva.com

Telephone	U. S. Mail

(540) 345-6000	202 South Jefferson Street, S.E. Roanoke, Virginia 24011

By Order of the Board of Directors

By:	William C. Moses
Its:	Corporate Secretary

April 20, 2010

HOMETOWN BANKSHARES CORPORATION

202 S. Jefferson Street, P. O. Box 271

Roanoke, Virginia 24002

PROXY SOLICITED BY BOARD OF DIRECTORS

The undersigned hereby appoints Danielle Yarber and Clifton A. Woodrum, III, or either of them, as proxies, with full power of substitution to vote all common stock of the undersigned at the Annual Meeting of Stockholders of the Company, to be held in the Mill Mountain Theatre of Center in the Square, S.E., Roanoke, Virginia, on May 18, 2010, at 2:00 p.m., and at any adjournment thereof, as follows:

(1) To vote FOR election to the Board of Directors of all nominees listed below as a group, unless you insert the word “NO” in the blank at the end of this paragraph. If you insert the word “NO,” you will cause your shares not to be voted in favor of any of the 8 nominees. __________.

Class I	George B. Cartledge, Jr., Warner Dalhouse, Victor F. Foti (to serve until the 2011 Annual Meeting)

Class II	Daniel D. Hamrick, Edward G. Murphy, William R. Rakes (to serve until the 2012 Annual Meeting)

Class III	Susan K. Still, James M. Turner, Jr. (to serve until the 2013 Annual Meeting)

YOU MAY INSTRUCT THE ABOVE PERSONS NOT TO VOTE FOR ONE OR MORE PARTICULAR INDIVIDUAL NOMINEE(S) BY WRITING THE LAST NAME OF THE NOMINEE(S) IN THE FOLLOWING BLANK                                     . In that case, your shares will then be voted for those nominees which you have not so named.

If elected, nominees for Directors will serve for the terms specified, and until their respective successors are elected and have qualified.

(2) Approval of executive compensation on an advisory, non-binding basis.

FOR	AGAINST	ABSTAIN
☐	☐	☐

(3) Ratification of the appointment of Young, Hyde & Barbour, P.C. as the Company’s independent auditors for 2010.

FOR	AGAINST	ABSTAIN
☐	☐	☐

(4) To vote upon such other business as may be properly brought before the meeting.

THE STOCK REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED. IF AUTHORITY TO VOTE IS NOT WITHHELD, OR IF NO CHOICE IS SPECIFIED, THE STOCK REPRESENTED BY THIS PROXY WILL BE VOTED FOR ALL NOMINEES NAMED ABOVE TO BE ELECTED TO THE BOARD OF DIRECTORS AND FOR ITEMS (2) AND (3).

Please sign your name(s) exactly as shown imprinted hereon. If acting as executor or trustee or otherwise in a fiduciary capacity, please sign as such fiduciary.

Date: _________________
Signature of Stockholder

Signature of Stockholder